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                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Kingsway Financial Services Inc.

We consent to the use in this Amendment No. 7 to the Registration Statement on Form F-3 of Kingsway Financial Services Inc. of our auditors' report dated August 8, 2003 on the consolidated balance sheets of American Country Holdings Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2001 and the consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the three months ended March 31, 2002 which are incorporated herein by reference. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

KPMG LLP

Chicago, Illinois
September 15, 2003